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                                                                     EXHIBIT 3.3

                           UNANIMOUS WRITTEN CONSENT

                             OF THE TRUST MANAGERS

                     OF AMERICAN INDUSTRIAL PROPERTIES REIT


         The undersigned, constituting all of the Trust Managers of American Industrial Properties REIT, a trust formed under the Texas Real Estate Investment Trust Act (the "Trust"), pursuant to Section 10.2(B) of the Texas Estate Investment Trust Act, hereby execute this Consent for the purpose of adopting the following resolutions of the Trust Managers to the same extent and to have the same force and effect as an unanimous vote of all of the Trust Managers at a formal meeting of the Trust Managers, duly called and held for the purpose of acting upon proposals to adopt such resolutions.

AMENDMENT OF BY-LAWS

         RESOLVED, that the Seconded Amended and Restated By-Laws of the Trust shall be amended to add the following provisions:

                                   ARTICLE XI

                     LIMITATIONS ON TRANSFER AND OWNERSHIP

         11.1 Limitations on Transfer. The Shares (other than Excess Shares) shall be freely transferable by the record owner thereof, subject to the provisions of Section 11.2 hereof and provided that any purported acquisition or transfer of Shares that would result in (a) the Common Shares being owned directly or indirectly by fewer than 100 persons (determined without reference to the rules of attribution under Section 544 of the Internal Revenue Code of 1986, as amended (the "Code")) or (b) the Trust being "closely held" within the meaning of Section 856(h) of the Code shall be void ab initio. Subject to the provisions of Section 11.5 hereof, any purported transfer of Shares that, if effective, would result in a violation of Section 11.2 hereof (unless excepted from the application of such Section 11.2 pursuant to Section
11.6 hereof) shall be void ab initio as to the transfer of that number of Shares that would otherwise be beneficially owned by a Shareholder in violation of Section 11.2 hereof, the intended transferee of such Shares shall acquire no rights therein and the transfer of such Shares will not be reflected on the Trust's stock record books. For purposes of this Article XI, a "transfer" of Shares shall mean any sale, transfer, gift, hypothecation, pledge, assignment or other disposition, whether voluntary or involuntary, by operation of law or otherwise.

         11.2 Limitations on Ownership. Commencing on February 1, 1994, except as provided by Section 11.6 hereof, no person shall at any time directly or indirectly acquire or hold beneficial ownership of Shares with an aggregate value in excess of 9.8% of the aggregate value of all outstanding Shares (the "Ownership Limit").

                 For purposes of this Article XI, (a) the value of any Shares shall be reasonably determined in the manner established by the Trust Managers and (b) a person (which includes natural persons, corporations, trusts, partnerships and other entities) shall be deemed to be the
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beneficial owner of the Shares that such person (i) actually owns, (ii)
constructively owns after applying the rules of Section 544 of the Code, as modified in the case of a REIT by Section 856(h) of the Code, and (iii) has the right to acquire upon exercise of outstanding rights, options and warrants, and upon conversion of any securities convertible into Shares, if any.

         11.3 Shareholder Information. Each Shareholder shall, upon demand of the Trust, disclose to the Trust in writing such information with respect to his or its direct and indirect beneficial ownership of Shares as the Trust Managers in its discretion deems necessary or appropriate in order that the Trust may fully comply with all provisions of the Code relating to REITs and all regulations, rulings and cases promulgated or decided thereunder (the "REIT Provisions") and to comply with the requirements of any taxing authority or governmental agency. All persons who have acquired or who hold, directly or indirectly, beneficial ownership of Shares with an aggregate value in excess of 9.8% of the aggregate value of all outstanding Shares must disclose in writing such ownership information to the Trust no later than January 31 of each year.

         11.4 Transferee Information. No later than the 50th day prior to any transfer which, if effected, would result in the intended transferee owning Shares in excess of the Ownership Limit, the intended transferee shall provide to the Trust Managers an affidavit setting forth the number of Shares already beneficially owned by such intended transferee. In addition, whenever the Trust Managers deem it reasonably necessary to protect the tax status of the Trust as a REIT under the REIT Provisions, the Trust Managers may require a statement or affidavit from each Shareholder setting forth the number of Shares beneficially owned by such Shareholder. Subject to the terms of Section 11.10 hereof, if, in the opinion of the Trust Managers, any proposed transfer may jeopardize the qualification of the Trust as a REIT, the Trust Managers shall have the right, but not the duty, to refuse to permit the transfer of such Shares to the proposed transferee. All contracts for the sale or other transfer of Shares shall be subject to this Section 11.4.

         11.5    Excess Shares.

                 11.5.1 Creation of Excess Shares. If, notwithstanding the other provisions contained in this Article XI, at any time after the Effective Date there is a purported transfer of Shares or a change in the capital structure of the Trust (including any redemption of Excess Shares pursuant to subsection 11.5.7 hereof) such that any person would beneficially own Shares in excess of the Ownership Limit ("Excess Shares") then, except as otherwise provided in Section 11.6 hereof, such Shares in excess of the Ownership Limit (rounded up to the nearest whole Share), shall be automatically deemed an equal number of Excess Shares.

                 11.5.2 Ownership in Trust. Upon any purported transfer of Shares that results in Excess Shares pursuant to subsection 11.5.1 hereof, such Excess Shares shall be deemed to have been transferred to the Trust, as trustee of a separate trust for the exclusive benefit of the person or persons to whom such Excess Shares can ultimately be transferred without violating the Ownership Limit. Shares of Excess Shares so held in trust shall be issued and outstanding Shares of the Trust under the Maryland General




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         Corporation Law.  The purported transferee of Excess Shares shall have no rights in such Excess Shares, except the right to designate a transferee of its interest in the trust created under this subsection
         11.5.2 upon the terms specified in subsection 11.5.6 hereof. If any of the restrictions on transfer set forth in this Article XI are determined to be void, invalid or unenforceable by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any Excess Shares may be deemed, at the option of the Trust, to have acted as an agent on behalf of the Trust in acquiring the Excess
         Shares and to hold the Excess Shares on behalf of the Trust.

                 11.5.3 Dividend Rights. Excess Shares shall not be entitled to any dividends. Any dividend or distribution paid prior to the discovery by the Trust that Shares have been deemed Excess Shares shall be repaid to the Trust upon demand, and any dividend or distribution declared but unpaid shall be rescinded as voidab initio with respect to such Excess Shares.

                 11.5.4 Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Trust, each holder of Excess Shares shall be entitled to receive, ratably with each other holder of Common Shares or Excess Shares, that portion of the assets of the Trust available for distribution to the holders of Excess Shares as the number of Excess Shares held by such holder bears to the total number of Shares and Excess Shares then outstanding. The Trust, as the holder of all Excess Shares in one or more trusts, or, if the Trust shall have been dissolved, any trustee appointed by the Trust prior to its dissolution, shall distribute to each transferee of an interest in such a trust pursuant to subsection 11.5.6 hereof, when determined, any assets received in any liquidation, dissolution or winding up of, or any distribution of the assets of, the Trust in respect of the Excess Shares held in such trust and represented by the trust interest transferred to such transferee.

                 11.5.5 Voting Rights. No Shareholder may vote any Excess Shares. The Excess Shares will not be considered for purposes of any Shareholder vote or for purposes of determining a quorum for such a vote.

                 11.5.6 Restrictions on Transfer. Excess Shares shall not be transferable. The purported transferee of any Shares that are deemed Excess Shares pursuant to subsection 11.5.1 hereof (the "Initial Transferee") may freely designate a transferee (the "Subsequent Transferee") of the interest in the trust that represents such Excess Shares, if (a) the Excess Shares held in the trust and represented by the trust interest to be transferred would not be Excess Shares in the hands of the Subsequent Transferee, and (b) the Initial Transferee does not receive a price for the trust interest in excess of (i) the price the Initial Transferee paid for the Shares in the purported transfer of Shares that resulted in the Excess Shares represented by the trust interest or (ii) if the Initial Transferee did not give value for such Shares (e.g., the Shares were received through a gift, devise or other transaction), a price equal to the aggregate Market Price (as defined in subsection 11.5.7 hereof) for all Shares that were deemed Excess Shares on the date of the purported transfer that resulted in the Excess Shares. No interest in a trust may be transferred unless the Initial Transferee of such interest has given advance written





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         notice to the Trust of the designation of the Subsequent Transferee.
         Upon the transfer of an interest in a trust in compliance with this subsection 11.5.6, the corresponding Excess Shares that are represented by the transferred interest in the trust shall be automatically deemed an equal number of Shares of the same class and series from which the corresponding Excess Shares were originally created, such Shares shall be transferred of record to the Subsequent Transferee, and the interest in the trust representing such Excess Shares shall automatically terminate.

                 11.5.7 Trust's Redemption Right. All Excess Shares shall be deemed to have been offered by the Initial Transferee for sale to the Trust, or its designee, at a price per Share equal to the lesser of
         (a) the price per Share in the transaction that created such Excess Shares (or, in the case of devise or gift, the Market Price per Share at the time of such devise or gift) or (b) the Market Price per Share of the class of Shares for which such Excess Shares was created on the date the Trust or its designee, accepts such offer. The Trust shall have the right to accept such offer for a period ending on the earlier of (i) ninety (90) days after (a) the date of the purported transfer that resulted in such Excess Shares if the Initial Transferee notified the Trust of such purported transfer within ten (10) days thereof or
         (b) the date on which the Trust Managers determine in good faith that the purported transfer resulting in Excess Shares occurred if the Trust was not notified of the purported transfer by the Initial Transferee and (ii) the date on which the Initial Transferee gives notice of its intent to transfer its trust interest to a Subsequent Transferee. For purposes of this Article XI, "Market Price" means for any Share, the average daily per Share closing sales price of a Share if such Shares are listed on a national securities exchange or quoted on the National Association of Securities Dealers Automated Quotation National Market System ("NASDAQ NMS"), and if such Shares are not so listed or quoted, the Market Price shall be the mean between the average per Share closing bid prices and the average per Share closing asked prices, in each case during the 30 calendar day period ending on the business day prior to the redemption date, or if there have been no sales on a national securities exchange or on the NASDAQ NMS and no published bid and asked quotations with respect to such Shares during such 30 calendar day period, the Market Price shall be the price determined by the Trust Managers in good faith. Payment of all of the amount determined as the redemption payment for Shares redeemed in accordance with this subsection 11.5.7 shall be made within 30 days of the date on which the Trust shall have notified the Initial Transferee in writing of the Trust's intent to exercise its redemption rights.
         No interest shall accrue on any redemption payment with respect to the period subsequent to the redemption date to the date of the redemption payment. Notwithstanding anything in this subsection 11.5.7 to the contrary, the Trust's redemption rights with respect to any Excess Shares shall terminate upon any transfer of the trust interest relating thereto to a Subsequent Transferee.

         11.6 Exceptions to Certain Ownership and Transfer Limitations. The Ownership Limit set forth in Section 11.2 hereof shall not apply to the following Shares and such Shares shall not be deemed to be Excess Shares at the times and subject to the terms and conditions set forth in this Section 11.6:





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                 11.6.1  Exemption by Trust Managers.  Subject to the
         provisions of Section 11.7 hereof, Shares which the Trust Managers in their sole discretion may exempt from the Ownership Limit while owned by a person who has provided the Trust with evidence and assurances acceptable to the Trust Managers that the qualification of the Trust as a REIT would not be jeopardized thereby.

                 11.6.2 Shares Held by Underwriters. Subject to the provisions of Section 11.7 hereof, Shares acquired and held by an underwriter in a public offering of Shares, or in any transaction involving the issuance of Shares by the Trust in which the Trust Managers determine that the underwriter or other person or party initially acquiring such Shares will make a timely distribution of such Shares to or among other holders such that, at all times prior to and following such distribution, the Trust will continue to be in compliance with the REIT Provisions.


         11.7 Authority to Revoke Exceptions to Limitations. The Trust Managers, in their sole discretion, may at any time revoke any exception pursuant to subsection 11.6.1 or 11.6.2 hereof in the case of any Shareholder, and upon such revocation, the provisions of Sections 11.2 and 11.5 hereof shall immediately become applicable to such Shareholder and all Shares of which such Shareholder may be the beneficial owner. A decision to exempt or refuse to exempt from the Ownership Limit the ownership of certain designated Shares, or to revoke an exemption previously granted, shall be made by the Trust Managers in their sole discretion, based on any reason whatsoever, including, but not limited to, the preservation of the Trust's qualification as a REIT.

         11.8 Severability. If any provision of this Article XI or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction, the validity of the remaining provisions of this Article XI shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court. To the extent this Article XI may be inconsistent with any other provision of these By-Laws, this Article XI shall be controlling.

         11.9 Authority of the Trust Managers. Subject to Section 11.10 hereof, nothing contained in this Article XI or in any other provisions of these By-Laws shall limit the authority of the Trust Managers to take such action as they deem necessary or advisable to protect the Trust and the interests of the Shareholders by preservation of the Trust's qualification as a REIT under the REIT Provisions, provided that no such action may be taken to amend or delete Section 11.10 hereof. In applying the provisions of this
Article IX, the Trust Managers may take into account the lack of certainty in the REIT Provisions relating to the ownership of Shares that may prevent a corporation from qualifying as a REIT and may make interpretations concerning the Ownership Limit, Excess Shares, beneficial ownership and related matters as conservatively as the Trust Managers deem advisable to minimize or eliminate uncertainty as to the Trust's continued qualification as a REIT. Notwithstanding any other provisions of these By-Laws, if the Trust Managers determine that it is no longer in the best interests of the Trust and the Shareholders to continue to have the Trust qualify as a REIT, the Trust Managers may revoke or otherwise terminate the Trust's REIT election pursuant to Section 856(g) of the Code.





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         11.10   New York Stock Exchange.  Nothing in this Article XI shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange.


         Dated to be effective February 1, 1994.

                                           /s/ George P. Jenkins
                                           George P. Jenkins



                                           /s/ W.H. Bricker
                                           W.H. Bricker



                                           /s/ Charles W. Wolcott
                                           Charles W. Wolcott





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                           UNANIMOUS WRITTEN CONSENT

                             OF THE TRUST MANAGERS

                     OF AMERICAN INDUSTRIAL PROPERTIES REIT


         The undersigned, constituting all of the Trust Managers of American Industrial Properties REIT, a trust formed under the Texas Real Estate Investment Trust Act (the "Trust"), pursuant to Section 10.2(B) of the Texas Real Estate Investment Trust Act, hereby execute this Consent for the purpose of adopting the following resolutions of the Trust Managers to the same extent and to have the same force and effect as an unanimous vote of all of the Trust Managers at a formal meeting of the Trust Managers, duly called and held for the purpose of acting upon proposals to adopt such resolutions.

AMENDMENT OF BY-LAWS

         RESOLVED, that the Seconded Amended and Restated By-Laws of the Trust shall be amended to delete Section 9.1 and replace it with a new Section 9.1 to read as follows:

         9.1 Annual and Quarterly Reports. The Trust will furnish to its Shareholders annual reports containing audited financial statements with a report thereon by its independent accountants. The Trust also shall furnish to its Shareholders quarterly reports for each of the first three quarters of each fiscal year containing unaudited financial information.

         Dated to be effective January 3, 1994.




                                      /s/ George P. Jenkins
                                      George P. Jenkins



                                      /s/ W.H. Bricker
                                      W.H. Bricker



                                      /s/ Charles W. Wolcott
                                      Charles W. Wolcott